                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         Dreyer's Grand Ice Cream, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26187810
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  SCHEDULE 13G

CUSIP No.    26187810
           ------------


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Torray
         --------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) / /
                                                               (b) /x/
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------------
                                    5  SOLE VOTING POWER


NUMBER OF                                     -0-
SHARES                              ----------------------------------
BENEFICIALLY                        6  SHARED VOTING POWER
OWNED BY
EACH                                          809,000
REPORTING                           ----------------------------------
PERSON                              7  SOLE DISPOSITIVE POWER
WITH

                                              -0-
----------------------------------------------------------------------
                                    8 SHARED DISPOSITIVE POWER

                                              809,000
----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              809,000
----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 / /

----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              6.07%
----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                      IN
----------------------------------------------------------------------
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                                  SCHEDULE 13G

CUSIP No.    26187810

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Torray & Co., Inc.
         -------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) / /
                                                               (b) /x/
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
----------------------------------------------------------------------
                                    5  SOLE VOTING POWER


NUMBER OF                                     -0-
SHARES                             -----------------------------------
BENEFICIALLY                        6  SHARED VOTING POWER
OWNED BY
EACH                                          739,000
REPORTING                          -----------------------------------
PERSON                              7  SOLE DISPOSITIVE POWER
WITH

                                             -0-
----------------------------------------------------------------------
                                    8  SHARED DISPOSITIVE POWER

                                       739,000
----------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              809,000
----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                  / /

----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              6.07%
----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                      IA
----------------------------------------------------------------------
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                                  SCHEDULE 13G

CUSIP No.    26187810

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Torray Corporation
         -------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) / /
                                                               (b) /x/
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland
----------------------------------------------------------------------
                                    5  SOLE VOTING POWER
NUMBER OF
SHARES                                       -0-
BENEFICIALLY                       -----------------------------------
OWNED BY                            6  SHARED VOTING POWER
EACH
REPORTING                                  70,000
PERSON                             -----------------------------------
WITH                                7  SOLE DISPOSITIVE POWER

                                              -0-
----------------------------------------------------------------------
                                    8  SHARED DISPOSITIVE POWER


                                              70,000
----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                              809,000
----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 / /

----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                              6.07%
----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON


                      IA
----------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer: Dreyer's Grand Ice Cream, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                           5929 College Avenue
                           Oakland, CA  94618

Item 2.

         (a) Name of Person Filing: Robert E. Torray & Co., Inc./ Robert E. Torray/The Torray Corporation

         (b)      Address of Principal Business Office or, if none, Residence:

                         Robert E. Torray & Co., Inc.
                         6610 Rockledge Drive, Suite 450
                         Bethesda, MD  20817-1869

                         Robert E. Torray
                         6610 Rockledge Drive, Suite 450
                         Bethesda, MD 20817-1869

                         The Torray Corporation
                         6610 Rockledge Drive, Suite 450
                         Bethesda, MD 20817-1869

         (c)      Citizenship:   Maryland/United States of America/Maryland

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  26187810

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  / /    Broker or Dealer registered under Section 15 of the Act
         (b)  / /    Bank as defined in section 3(a)(6) of the Act
         (c)  / /    Insurance company as defined in section 3(a)(19) of the
                     Act
         (d)  / /    Investment Company registered under section 8 of the
                     Investment Company Act
         (e)  /x/    Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
         (f)  / /    Employee Benefit Plan, Pension Fund which is
                     subject to the provisions of the Employee Retirement
                     Income Security Act of 1974 or Endowment Fund; see
                     Section 240.13d-1(b)(1)(ii)(F)
         (g)  /x/    Parent Holding Company, in accordance with Section
                     240.13d-1(b)(ii)(G)
         (h)  / /    Group, in accordance with Section 240.13d-
                         1(b)(1)(ii)(H)

Item 4.       Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.
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             The information in items 1 and 5-11 on the cover pages (pp
             2-4) of the statement on Schedule 13G is hereby incorporated by reference.

Item 5.      Ownership of Five Percent or Less of a Class.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             See Exhibit A

Item 8.      Identification and Classification of Members of the Group

Item 9.      Notice of Dissolution of Group

Item 10.     Certification

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E.
Torray and Co., Inc. and the Torray Corporation.

Dated: 2/13/97




                                        By:   /s/ Robert E. Torray
                                            __________________________________
                                            Name: Robert E. Torray
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E.
Torray and the Torray Corporation.

Dated: 2/13/97                                   ROBERT E. TORRAY AND CO., INC.



                                            By:       /s/ William M Lane
                                               ________________________________
                                                    Name: William M Lane
                                                       Title: President
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E.
Torray, Inc. and Robert E. Torray.

Dated: 2/13/97                             THE TORRAY CORPORATION


                                                     /s/ William M Lane
                                      By: __________________________________
                                                 Name:   William M Lane
                                                 Title: Vice President
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                                    EXHIBIT A


Robert E. Torray is filing this statement as a parent holding company in reliance on the following SEC No-Action Letters: Edward C. Johnson 3d, SEC No-Action Letter (Aug. 30, 1991) and Warren E. Buffet and Berkshire Hathaway, Inc., SEC No-Action Letter (Dec. 5, 1986). The relevant subsidiaries, Robert E. Torray & Co., Inc. and The Torray Corporation, are registered as investment advisers under Section 203 of the Investment Advisers Act of 1940 and are deemed to have beneficial ownership of the subject securities because they each possess investment discretion with respect to the accounts in which the shares are held.